Exhibit 99.2

Grove Collaborative, Inc.

Condensed Balance Sheets

(In thousands, except share and per share amounts)

	December 31,	March 31,
	2021	2022
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$78,376	$74,428
Inventory, net	54,453	50,559
Prepaid expenses and other current assets	8,104	11,264

Total current assets	140,933	136,251
Property and equipment, net	15,932	16,095
Operating lease right-of-use assets	21,214	20,471
Other long-term assets	4,394	5,550

Total assets	$182,473	$178,367

Liabilities, Convertible Preferred Stock, Contingently Redeemable Convertible Common Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$21,346	$31,822
Accrued expenses	20,651	24,208
Deferred revenue	11,267	11,426
Operating lease liabilities, current	3,550	3,724
Other current liabilities	1,650	894
Debt, current	10,750	16,720

Total current liabilities	69,214	88,794
Debt, noncurrent	56,183	50,034
Operating lease liabilities, noncurrent	20,029	19,090
Other long-term liabilities	5,408	3,924

Total liabilities	150,834	161,842

Commitments and contingencies (Note 6)
Convertible preferred stock, $0.0001 par value – 98,234,236 shares authorized at December 31, 2021 and March 31, 2022; 97,611,343 shares issued and outstanding at December 31, 2021 and March 31, 2022	487,918	487,918
Contingently redeemable convertible common stock – no and 2,350,427 shares issued and outstanding at December 31, 2021 and March 31, 2022, respectively	—	27,473

Stockholders’ deficit:
Common stock, $0.0001 par value – 165,000,000 shares authorized at December 31, 2021 and March 31, 2022; 7,965,857 and 8,039,777 shares issued and outstanding at December 31, 2021, and March 31, 2022, respectively	1	1
Additional paid-in capital	33,863	38,660
Accumulated deficit	(490,143)	(537,527)

Total stockholders’ deficit	(456,279)	(498,866)

Total liabilities, convertible preferred stock, contingently redeemable convertible common stock and stockholders’ deficit	$182,473	$178,367

The accompanying notes are an integral part of these condensed financial statements.

Grove Collaborative, Inc.

Condensed Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2022
Revenue, net	$102,220	$90,479
Cost of goods sold	50,028	47,742

Gross profit	52,192	42,737

Operating expenses:
Advertising	35,636	32,793
Product development	5,162	6,240
Selling, general and administrative	47,538	50,970

Operating loss	(36,144)	(47,266)
Interest expense	963	2,087
Other expense (income), net	776	(1,992)

Interest and other expense, net	1,739	95

Loss before provision for income taxes	(37,883)	(47,361)
Provision for income taxes	12	23

Net loss	$(37,895)	$(47,384)

Net loss per share attributable to common stockholders, basic and diluted	$(5.72)	$(5.94)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	6,621,414	7,981,994

The accompanying notes are an integral part of these condensed financial statements.

Grove Collaborative, Inc.

Condensed Statements of Convertible Preferred Stock, Contingently Redeemable Convertible Common Stock and Stockholders’ Deficit

(In thousands)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	97,611	$487,918	7,200	$1	$14,605	$(354,247)	$(339,641)
Issuance of common stock upon exercise of stock options	—	—	260	—	290	—	290
Vesting of early exercise of options	—	—	—	—	1,024	—	1,024
Repurchase of early exercised options	—	—	(131)	—	—	—	—
Stock-based compensation	—	—	—	—	3,483	—	3,483
Net loss	—	—	—	—	—	(37,895)	(37,895)

Balance at March 31, 2021 (Unaudited)	97,611	$487,918	7,329	$1	$19,402	$(392,142)	$(372,739)

	Convertible Preferred Stock		Contingently Redeemable Convertible Common Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2021	97,611	$487,918	—	$—	7,966	$1	$33,863	$(490,143)	$(456,279)
Issuance of common stock upon exercise of stock options	—	—	—	—	74	—	171	—	171
Issuance of contingently redeemable convertible common stock, net of issuance costs of $27	—	—	2,350	27,473	—	—	—	—	—
Vesting of early exercise of options	—	—	—	—	—	—	125	—	125
Stock-based compensation	—	—	—	—	—	—	4,501	—	4,501
Net loss	—	—	—	—	—	—	—	(47,384)	(47,384)

Balance at March 31, 2022 (Unaudited)	97,611	$487,918	2,350	$27,473	8,040	$1	$38,660	$(537,527)	$(498,866)

The accompanying notes are an integral part of these condensed financial statements.

Grove Collaborative, Inc.

Condensed Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2021	2022
Cash Flows from Operating Activities
Net loss	$(37,895)	$(47,384)
Adjustments to reconcile net loss to net cash used in operating activities:
Remeasurement of convertible preferred stock warrant liability	932	(1,886)
Stock-based compensation	3,460	4,460
Depreciation and amortization	1,128	1,410
Non-cash interest expense	97	195
Inventory reserve	383	856
Other non-cash expenses	—	8
Changes in operating assets and liabilities:
Inventory	(8,996)	3,038
Prepaids and other assets	(2,889)	(3,312)
Accounts payable	7,181	10,287
Accrued expenses	6,024	2,917
Deferred revenue	2,442	159
Operating lease right-of-use assets and liabilities	26	(22)
Other liabilities	155	(229)

Net cash used in operating activities	(27,952)	(29,503)

Cash Flows from Investing Activities
Purchase of property and equipment	(1,262)	(1,352)

Net cash used in investing activities	(1,262)	(1,352)

Cash Flows from Financing Activities
Proceeds from issuance of contingently redeemable convertible common stock	—	27,500
Payment of deferred offering and convertible preferred stock issuance costs	(151)	(489)
Repayment of debt	(682)	(275)
Proceeds from exercise of stock options	290	171
Repurchase of common stock	(297)	—

Net cash provided (used in) by financing activities	(840)	26,907

Net decrease in cash and cash equivalents	(30,054)	(3,948)
Cash and cash equivalents at beginning of period	176,523	78,376

Cash and cash equivalents at end of period	$146,469	$74,428

Supplemental Disclosure
Cash paid for taxes	$—	$21
Cash paid for interest	673	1,461

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Purchases of property and equipment included in accounts payable and accrued liabilities	$50	$286
Deferred offering, convertible preferred stock and contingently redeemable convertible common stock issuance costs included in accounts payable and accrued liabilities	334	2,582
Vesting of early exercised stock options	1,024	125

The accompanying notes are an integral part of these condensed financial statements.

Grove Collaborative, Inc.

Notes to Condensed Financial Statements

(Unaudited)

1.	Description of Business

Grove Collaborative, Inc. (the “Company” or “Grove”), which was incorporated in Delaware and converted to a Delaware public benefit corporation in March 2021, is a digital-first, sustainability-oriented consumer products innovator specializing in the development and sale of household, personal care, beauty and other consumer products with an environmental focus. In the United States, the Company sells its products through two channels: a direct-to-consumer (“DTC”) platform at www.grove.co and the Company’s mobile applications, where the Company sells products from Grove-owned brands (“Grove Brands”) and third-parties, and the retail channel into which the Company sell products from Grove-owned brands at wholesale. The Company develops and sells natural products that are free from the harmful chemicals identified in the Company’s “anti-ingredient” list and designs form factors and product packaging that reduces plastic waste and improves the environmental impact of the categories in which the Company operates. The Company also purchases environmental offsets that have made it the first plastic neutral retailer in the world, and we plan to become 100% plastic-free by 2025.

On March 31, 2022, the Company entered into an Amended and Restated Agreement and Plan of Merger with VGAC II, Treehouse Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of VGAC II (“VGAC II Merger Sub I”) and Treehouse Merger Sub II, LLC, a Delaware limited liability company and wholly owned direct subsidiary of VGAC II (“VGAC II Merger Sub II”) (amending and restating the Merger Agreement that was originally entered into on December 7, 2021) whereby the Company will merge with and into VGAC II Merger Sub I (the “Initial Merger”), with the Company surviving the Initial Merger as a wholly owned direct subsidiary of New Grove and, after giving effect to the Initial Merger, continuing as a wholly-owned subsidiary of New Grove (the “Initial Surviving Corporation”), and (ii) immediately following the Initial Merger, and as part of the same overall transaction as the Initial Merger, the Initial Surviving Corporation will merge with and into VGAC II Merger Sub II (the “Final Merger” and, together with the Initial Merger, the “Mergers”), with VGAC II Merger Sub II as the surviving company in the Final Merger and, after giving effect to the Final Merger, continuing as a wholly-owned subsidiary of New Grove.

On March 31, 2022, concurrent with the execution of the Amended and Restated Merger Agreement, the Company entered into a subscription agreement (the “Backstop Subscription Agreement”) with VGAC II and Corvina Holdings Limited (the “Backstop Investor”), an affiliate of VGAC II, and sold 2,350,427 shares of common stock for aggregate proceeds of $27.5 million to the Backstop Investor (the “Backstop Tranche 1 Shares”) (See Note 8, Backstop Funding Agreement and Contingently Redeemable Convertible Common Stock).

2.	Summary of Significant Accounting Policies

Basis of Presentation and Liquidity

The unaudited interim condensed financial statements (“condensed financial statements”) have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and the requirements for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by GAAP can be condensed or omitted. These condensed financial statements have been prepared on the same basis as the audited financial statements and in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the Company’s financial information. These unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto for the year ended December 31, 2021.

The accompanying condensed financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liabilities and commitments in the normal course of business. Since its inception through March 31, 2022, the Company has funded its operations principally through convertible preferred stock and contingently redeemable convertible common stock financings with gross proceeds totaling $478.3 million and $27.5 million, respectively. The Company has historically incurred losses and negative cash flows from operations. As of March 31, 2022, the Company had an accumulated deficit of $537.5 million and cash and cash equivalents of $74.4 million. During the three months ended March 31, 2022, the Company incurred a net loss of $47.4 million and had negative cash flows from operating activities of $29.5 million. Although the

Grove Collaborative, Inc.

Notes to Condensed Financial Statements (continued)

(Unaudited)

Company raised $27.5 million pursuant to the Backstop Subscription Agreement on March 31, 2022, based on the Company’s current operating plan, including investment in advertising and other strategic incentives planned for future growth, the Company has projected continued operating losses and negative cash flows from operations that raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date that these financial statements are issued.

To achieve profitability over the longer term, the Company will need to leverage economies of scale in sourcing their products, generating brand awareness, acquiring customers, creating operating leverage over headcount and other overhead, and fulfilling orders. Failure to secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansions, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.

The Company’s plan is to seek additional funding through the completion of the Mergers with VGAC II Merger Sub I and VGAC II Merger Sub II, per the terms of a definitive merger agreement entered into on March 31, 2022. At this time, the Company is focused on completing the Mergers with VGAC II Merger Sub I and VGAC II Merger Sub II, which is subject to approval of the shareholders of both companies, regulatory approval from the Securities and Exchange Commission and other customary closing conditions and is limited in its efforts to raise additional capital from secondary sources. If the Company is unable to complete the Mergers with VGAC II Merger Sub I and VGAC II Merger Sub II, the Company would have to pursue a secondary course of action to seek additional capital through other debt and equity financings.

There can be no assurances that the Company will be able complete the Mergers or that in the event that the Mergers does not take place, that the Company will be able to secure alternate forms of financing at terms that are acceptable to management if at all. In that event, the Company might be forced to limit many of its business plans.

Based on the factors described above, and after considering management’s plans, there is still substantial doubt about the Company’s ability to continue as a going concern within one year from the date that these financial statements are issued.

Comprehensive Loss

Comprehensive loss represents all changes in stockholders’ deficit. The Company’s net loss was equal to its comprehensive loss for all periods presented.

Significant Accounting Policies

There have been no significant changes in the Company’s significant accounting policies from those that were disclosed in Note 2, Summary of Significant Accounting Policies, included in the Company’s audited financial statements and the notes thereto for the year ended December 31, 2021.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements, as well as the reported amounts of revenue and expenses during the reporting period. These estimates made by management include the determination of reserves amounts for the Company’s inventories on hand, useful life of intangible assets, sales returns and allowances and certain assumptions used in the valuation of equity awards, including the estimated fair value of convertible preferred stock and convertible preferred stock warrants, the estimated fair value of common stock warrants and stock-based compensation expense. Actual results could differ from those estimates, and such estimates could be material to the Company’s financial position and the results of operations.

Grove Collaborative, Inc.

Notes to Condensed Financial Statements (continued)

(Unaudited)

The novel coronavirus (“COVID-19”) pandemic has created significant global economic uncertainty and resulted in the slowdown of economic activity. As of the date of issuance of these condensed financial statements, the extent to which COVID-19 may impact the future financial condition or results of operations is still uncertain. The Company is not aware of any specific event or circumstance that would require revisions to estimates, updates to judgments, or adjustments to the carrying value of assets or liabilities. These estimates may change, as new events occur and additional information is obtained, and will be recognized in the financial statements as soon as they become known. Actual results could differ from those estimates and any such differences may be material to the condensed financial statements.

Concentration of Risks

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains the majority of its cash and cash equivalents in accounts with one financial institution within the United States, generally in the form of demand accounts. Deposits in this institution may exceed federally insured limits. Management believes minimal credit risk exists with respect to these financial institutions and the Company has not experienced any losses on such amounts.

The Company depends on a limited number of vendors to supply products sold by the Company. For the three months ended March 31, 2021 and 2022, the Company’s top five suppliers combined represented approximately 50% of the Company’s total inventory purchases.

Revenue Recognition

The Company primarily generates revenue from the sale of both third-party and Grove Brands products through its DTC platform. Customers purchase products through the website or mobile application through a combination of directly selecting items from the catalog, items that are suggested by the Company’s recurring shipment recommendation engine, and features that appear in marketing on-site, in emails and on the Company’s mobile application. Most customers purchase a combination of products recommended by the Company based on previous purchases and new products discovered through marketing or catalog browsing. Customers can have orders auto-shipped to them on a specified date or shipped immediately through an option available on the website and mobile application. In order to reduce the environmental impact of each shipment, the Company has a minimum total sales order value threshold policy which is required to be met before the order qualifies for shipment. Payment is collected upon finalizing the order. The products are subsequently packaged and shipped to fill the order. Customers can customize future purchases by selecting products they want to receive on a specified cadence or by selecting products for immediate shipment.

The Company also offers a VIP membership to its customers for an annual fee which includes the rights to free shipping, free gifts and early access to exclusive sales, all of which are available at the customers’ option, should they elect to make future purchases of the Company’s products within their annual VIP membership benefit period. Many customers receive a free 60-day VIP membership for trial purposes, typically upon their first qualifying order. After the expiration of this free trial VIP membership period, customers will be charged their annual VIP membership fee, which automatically renews annually, until cancelled. The customer is alerted before any VIP membership renews.

In accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), the Company recognizes revenue when the customer obtains control of promised goods, in an amount that reflects the consideration that it expects to receive in exchange for those goods. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration, if any, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that it will collect the consideration to which it is entitled in exchange for the goods it transfers to a customer.

Grove Collaborative, Inc.

Notes to Condensed Financial Statements (continued)

(Unaudited)

A contract with a customer exists when the customer submits an order online for the Company’s products. Under this arrangement, there is one performance obligation which is the obligation for the Company to fulfill the order. Product revenue is recognized when control of the goods is transferred to the customer, which occurs upon the Company’s delivery to a third-party carrier.

The VIP membership provides customers with a suite of benefits that are only accessible to them at their option, upon making a future qualifying order of the Company’s products. The VIP membership includes free shipping, a select number of free products and early access to exclusive sales. Under ASC 606, sales arrangements that include rights to additional goods or services that are exercisable at a customer’s discretion are generally considered options; therefore, the Company must assess whether these options provide a material right to the customer and if so, they are considered a performance obligation. The Company concluded that its VIP membership benefits include two material rights, one related to the future discount (i.e., free shipping) on the price of the customer’s qualifying order(s) over the membership period and the second one relating to a certain number of free products provided at pre-set intervals within the VIP membership benefit period, that will only ship with a customer’s next qualifying order (i.e., bundled).

At inception of the VIP membership benefit period, the Company allocates the VIP membership fee to each of the two material rights using a relative standalone selling price basis. Generally, standalone selling prices are determined based on the observable price of the good or service when sold separately to non-VIP customers and the estimated number of shipments and free products per benefit period. The Company also considers the likelihood of redemption when determining the standalone selling price for free products and then recognize these allocated amounts upon the shipment of a qualifying customer order. To date, customers buying patterns closely approximate a ratable revenue attribution method over the customers VIP Membership period.

The Company deducts discounts, sales tax, customer service credits and estimated refunds to arrive at net revenue. Sales tax collected from customers is not considered revenue and is included in accrued liabilities until remitted to the taxing authorities. The Company has made the policy election to account for shipping and handling as activities to fulfill the promise to transfer the good. Shipping, handling and packaging expenses are recognized upon shipment and classified within selling, general and administrative expenses. Discounts are recorded as a reduction to revenue when revenue is recognized. The Company records a refund reserve based on historical refund patterns. As of December 31, 2021 and March 31, 2022 the refund reserve, which is included in accrued liabilities in the Condensed Balance Sheets, was $0.1 million.

Disaggregation of Revenue

The following table sets forth revenue by product type (in thousands):

	Three Months Ended March 31,
	2021	2022
Revenue, net:
Grove Brands	$52,285	$46,796
Third-party products	49,935	43,683

Total revenue, net	$102,220	$90,479

Contractual Liabilities

The Company has three types of contractual liabilities from transactions with customers: (i) cash collections for products which have not yet shipped, which are included in deferred revenue and are recognized as revenue upon the Company’s delivery to a third-party carrier, (ii) cash collections of VIP membership fees, which are included in deferred revenue and (iii) customer service credits, which are included in other current liabilities and are recognized as a reduction in revenue when provided to the customer. Contractual liabilities included in deferred revenue and other current liabilities were $11.3 million and $0.3 million, respectively, as of December 31, 2021 and $11.4 million and $0.4 million, respectively, as of March 31, 2022. The contractual liabilities included in deferred revenue are generally recognized as revenue within twelve months from the end of each reporting period. Revenue recognized during the three months ended March 31, 2022 that was previously included in deferred revenue and other current liabilities as of December 31, 2021 was $6.0 million and $0.2 million, respectively.

Grove Collaborative, Inc.

Notes to Condensed Financial Statements (continued)

(Unaudited)

Customer Referral Credits

The Company has a customer referral program under which credits are issued for future purchases to customers when the referral results in the generation of a new customer order. The Company records a liability at the time of issuing the credit and reduce the liability upon application of the credit to a customer’s purchase. The liability for customer referral credits was $0.1 million as of December 31, 2021 and March 31, 2022 and is included within other current liabilities in the Condensed Balance Sheets.

Fulfillment Costs

Fulfillment costs represent those costs incurred in operating and staffing the Company’s fulfillment centers, including costs attributable to receiving, inspecting and warehousing inventories, picking, packaging, and preparing customer orders for shipment (“Fulfillment Labor”), shipping and handling expenses, packaging materials costs and payment processing and related transaction costs. These costs are included within selling, general and administrative expenses in the statements of operations. For the three months ended March 31, 2021 and 2022, the Company recorded fulfillment costs of $25.4 million and $24.4 million, respectively, which included $15.1 million and $14.3 million in shipping and handling expenses, respectively, and $6.3 million and $6.6 million in Fulfillment Labor, respectively. The Company’s gross profit may not be comparable to other retailers or distributors.

3.	Fair Value Measurements and Fair Value of Financial Instruments

The Company measures certain financial assets and liabilities at fair value on a recurring basis. The Company determines fair value based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, as determined by either the principal market or the most advantageous market. Inputs used in the valuation techniques to derive fair values are classified based on a three-level hierarchy. These levels are:

Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 – Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3 – Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

Financial instruments consist of cash equivalents, accounts payable, accrued liabilities, debt and convertible preferred stock warrant liability. Cash equivalents and convertible preferred stock warrant liability are stated at fair value on a recurring basis. Accounts payable and accrued liabilities are stated at their carrying value, which approximates fair value due to the short period time to the expected receipt or payment. The carrying amount of the Company’s outstanding debt approximates the fair value as the debt bears interest at a rate that approximates prevailing market rate.

Grove Collaborative, Inc.

Notes to Condensed Financial Statements (continued)

(Unaudited)

The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis as of December 31, 2021 and March 31, 2022 by level within the fair value hierarchy (in thousands):

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash equivalents:
Money market funds	$77,771	$—	$—	$77,771

Total	$77,771	$—	$—	$77,771

Financial Liabilities:
Convertible preferred stock warrant liability	$—	$—	$4,787	$4,787

Total	$—	$—	$4,787	$4,787

	March 31, 2022
	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash equivalents:
Money market funds	$42,728	$—	$—	$42,728

Total	$42,728	$—	$—	$42,728

Financial Liabilities:
Convertible preferred stock warrant liability	$—	$—	$2,901	$2,901

Total	$—	$—	$2,901	$2,901

There were no transfers of financial assets or liabilities into or out of Level 1, Level 2, or Level 3 during the periods presented.

Convertible Preferred Stock Warrant Liability

The fair value of the preferred stock warrant liability is determined using the Black-Scholes option pricing model, which involve inherent uncertainties and the application of management’s judgment. The following table provides a summary of changes in the estimated fair value of the Company’s Level 3 financial liabilities (in thousands):

Balance at December 31, 2021	$4,787
Change in fair value	(1,886)

Balance at March 31, 2022	$2,901

Grove Collaborative, Inc.

Notes to Condensed Financial Statements (continued)

(Unaudited)

The Company recorded a loss on remeasurement of preferred stock warrant liability of $0.9 million for the three months ended March 31, 2021 and a gain on remeasurement of preferred stock warrant liability of $1.9 million for the three months ended March 31, 2022.

The following are the assumptions used in the Black-Scholes option pricing model to determine the fair value of the convertible preferred stock warrants for the dates indicated:

	December 31, 2021
	Series A Convertible Preferred Stock Warrants	Series B Convertible Preferred Stock Warrants	Series C Convertible Preferred Stock Warrants	Series D Convertible Preferred Stock Warrants
Expected term (in years)	3.72	4.11	4.59	3.38
Fair value of underlying shares	10.00	10.08	10.23	11.11
Volatility	65.07%	64.90%	64.83%	65.29%
Risk-free interest rate	1.01%	1.04%	1.09%	0.96%
Dividend yield	—	—	—	—

	March 31, 2022
	Series A Convertible Preferred Stock Warrants	Series B Convertible Preferred Stock Warrants	Series C Convertible Preferred Stock Warrants	Series D Convertible Preferred Stock Warrants
Expected term (in years)	4.67	5.28	6.00	4.14
Fair value of underlying shares	6.59	6.59	6.59	6.59
Volatility	68.14%	67.75%	67.43%	68.75%
Risk-free interest rate	2.42%	2.42%	2.41%	2.43%
Dividend yield	—	—	—	—

4.	Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 31,	March 31,
	2021	2022
Inventory purchases	$4,659	$4,258
Compensation and benefits	2,072	3,759
Advertising costs	2,363	2,927
Fulfillment costs	1,120	1,900
Sales taxes	1,812	1,762
Other accrued expenses	8,625	9,602

Total accrued expenses	$20,651	$24,208

Grove Collaborative, Inc.

Notes to Condensed Financial Statements (continued)

(Unaudited)

5.	Debt and Convertible Preferred Stock and Common Stock Warrants

The Company’s outstanding debt, net of debt discounts, consisted of the following (in thousands):

	December 31,	March 31,
	2021	2022
Silicon Valley Bank Loan Revolver	$5,947	$5,947
Silicon Valley Bank and Hercules Mezzanine Term Loan	59,237	59,331
Atel Loan Facility Draw 3	1,489	1,255
Atel Loan Facility Draw 4	260	221

Total debt	66,933	66,754
Less: debt, current	(10,750)	(16,720)

Total debt, noncurrent	$56,183	$50,034

Silicon Valley Bank Loan Facility

In December 2016, the Company entered into a loan and security agreement (the “SVB Loan Facility”) with Silicon Valley Bank (“SVB”). The terms of the SVB Loan Facility, as amended and restated, provided for: (i) a revolving line of credit not to exceed $25.0 million (“Loan Revolver”), (ii) growth capital advance (“Term Loan”) of $3.9 million and (iii) a letter of credit sublimit of $6.0 million. The Term Loan had a maturity date in December 2022 and bore interest at Prime Rate per annum, payable monthly. The Loan Revolver borrowing capacity was limited to 60% of eligible inventory balances.

In April 2021, the Company entered into an amendment to the SVB Loan Facility, which incurs a facility fee of 0.20% per annum assessed on the daily average undrawn portion of revolving line of credit. In addition, the Loan Revolver letter of credit sublimit increased to $10.0 million and the Loan Revolver borrowing capacity increased to 65% of eligible inventory balances. The Loan Revolver borrowing capacity is reduced by outstanding letters of credit and credit available to the Company from certain credit card facilities, which amounted to $3.1 million and $1.5 million, respectively as of March 31, 2022. The amended Loan Revolver bears an interest rate equal to the greater of prime rate or 3.25% per annum and matures on March 31, 2023. Interest on the Loan Revolver is payable monthly in arrears.

In April 2021, all of the Company’s outstanding amounts under the SVB Term Loan were refinanced directly through the SVB and Hercules Loan Facility (see below). The Company determined the refinance represented an extinguishment of the SVB Term Loan.

The SVB Loan Facility is collateralized by substantially all of the Company’s assets on a first priority basis and contains customary events of default. The SVB Loan Facility includes affirmative, negative, and financial covenants that restrict the Company’s ability to, among other things, incur additional indebtedness, other than permitted indebtedness, enter into mergers or acquisitions, sell or otherwise dispose of assets, pay dividends, or repurchase stock, subject to customary exceptions. The SVB Loan Facility contains certain financial covenants which requires the Company to maintain minimum liquidity of $45.0 million. Minimum liquidity is defined as the sum of the aggregate amount of unrestricted and unencumbered cash deposited with SVB plus amounts available to be drawn under the loan revolver, as adjusted for any outstanding standby letters of credit issued by SVB.

As of March 31, 2022, the Company was in compliance with all covenants and had $5.9 million outstanding under the revolving line of credit. The effective interest rate is 3.85% on the revolving line of credit.

Grove Collaborative, Inc.

Notes to Condensed Financial Statements (continued)

(Unaudited)

Silicon Valley Bank and Hercules Loan Facility

In April 2021, the Company entered into a Mezzanine Loan and Security Agreement (“SVB and Hercules Loan Facility”) with SVB and Hercules Capital, Inc. (“Hercules”). The availability period runs from the effective date until March 31, 2022, provides for advances of up to $60.0 million. In April 2021, the Company drew $25.0 million, which it used to directly settle the amounts outstanding under the SVB Term Loan and the Triplepoint Loan Facility (see below). In September and December 2021, the Company drew down the remaining additional borrowings of $25.0 million and $10.0 million, respectively. The SVB and Hercules Loan Facility bears an annual interest at the greater of 8.75% or prime plus 5.5%, payable monthly. The principal repayment period commences on November 1, 2022 and continues for 30 monthly installments with an additional final payment equal to 6.75% of the aggregate term loan advances. SVB and Hercules have committed to fund 51.0% and 49.0%, respectively, of all draws made under the SVB and Hercules Loan Facility.

The SVB and Hercules Loan Facility is collateralized on a second priority basis, subordinate to the SVB Loan Facility, by substantially all of the Company’s assets and contains affirmative and negative covenants that restrict the Company’s ability to, among other things, incur additional indebtedness, other than permitted indebtedness, enter into mergers or acquisitions, sell or otherwise dispose of assets, pay dividends or repurchase stock, subject to customary exceptions. The SVB and Hercules Loan Facility does not include any financial covenants, but does contain a subjective acceleration clause in the event that lenders determine that a material adverse change has or will occur within the business, operations, or financial condition of the Company or a material impairment of the prospect of repaying any portion of this financial obligation. In accordance with the loan agreement, SVB and Hercules have been provided with the Company’s periodic financial statements and updated projections to facilitate their ongoing assessment of the Company. The Company believes the likelihood that SVB and Hercules would exercise the subjective acceleration clause is remote, and as a result the SVB and Hercules Loan Facility is classified as Debt, noncurrent on the Company’s balance sheet as of March 31, 2022.

As of March 31, 2022, the Company had an aggregate of $60.0 million outstanding under the SVB and Hercules Loan Facility with effective interest rates ranging from 11.39% to 14.44%. As of March 31, 2022, the Company was in compliance with all covenants.

Atel Loan Facility

In July 2018, the Company entered into an equipment financing arrangement (the “Atel Loan Facility”) with Atel Ventures, Inc. (“Atel”) for funding of machinery and warehouse equipment that will become collateral. The loan agreement contains customary events of default.

As of March 31, 2022, the Company had $1.3 million outstanding on its third draw and $0.2 million outstanding on its fourth draw, which mature in April 2023 and May 2023, respectively. The effective interest rates on the loans are 19.23%. By the end of the equal monthly installments of principal and interest, the principal under each loan will be fully repaid.

Convertible Preferred Stock Warrants

In connection with certain debt agreements, the Company issued to the lenders warrants to purchase shares of convertible preferred stock. All warrants issued permit a cashless exercise at the option of the holder. The Company’s outstanding convertible preferred stock warrants are as follows:

	March 31, 2022
	Lenders	Exercise Price Per Share	Number of Shares	Expiration Date
Series A warrants	SVB	$0.62	51,617	December 2026
Series B warrants	SVB	1.46	107,093	July 2027
Series C warrants	TriplePoint	2.84	264,140	April 2028
Series D warrants	TriplePoint	8.25	200,043	May 2026

Grove Collaborative, Inc.

Notes to Condensed Financial Statements (continued)

(Unaudited)

Convertible preferred stock warrants issued with debt may be issued upon entering into an agreement for future funding or upon funding. Convertible preferred stock warrants issued upon entering into an agreement for future funding are capitalized as debt issuance costs and amortized over the period of loan availability. When the warrants are issued upon funding, the initial estimated fair value of the convertible preferred stock warrants is recorded as a convertible preferred stock warrant liability, with an offset to the debt discount associated with the respective loan facility. The debt discount is amortized to interest expense over the repayment period of the loan using the effective-interest method.

Common Stock Warrants

In April 2021, in connection with the SVB and Hercules Loan Facility, the Company issued 213,328 warrants to purchase shares of its common stock at an exercise price of $4.43 per share. The warrants permit a cashless exercise at the option of the holder and expire in April 2033.

The Company determined the fair value of the warrants to be $6.08 per share using the Black-Scholes option pricing model. The fair value of the 213,328 shares initially issuable under the warrants was $1.3 million and was recorded to equity with an offset to the debt discount associated with the loan facility. The debt discount is amortized to interest expense over the term of the loan using the effective-interest method.

6.	Commitments and Contingencies

Merchandise Purchase Commitments

As of December 31, 2021 and March 31, 2022, the Company had obligations to purchase $36.1 million and $35.4 million, respectively, of merchandise.

Letters of Credit

The Company had irrevocable standby letters of credit in the amount of $3.1 million as of December 31, 2021 and March 31, 2022 related to the Company’s operating leases. The letters of credit have expiration dates through January 2029.

Contingencies

The Company records loss contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company also discloses material contingencies when a loss is not probable but reasonably possible. Accounting for contingencies requires the Company to use judgment related to both the likelihood of a loss and the estimate of the amount or range of loss. Although the Company cannot predict with assurance the outcome of any litigation or non-income-based tax matters, the Company does not believe there are currently any such actions that, if resolved unfavorably, would have a material impact on the Company’s financial position, operating results or cash flows.

Grove Collaborative, Inc.

Notes to Condensed Financial Statements (continued)

(Unaudited)

7.	Convertible Preferred Stock

The Company’s outstanding convertible preferred stock consisted of the following as of December 31, 2021 and March 31, 2022 (in thousands, except share and per share data):

	Original Issue Price	Shares Authorized	Shares Outstanding	Net Carrying Value	Liquidation Preference
Series Seed	$0.6168	8,242,152	8,242,152	$3,943	$5,084
Series A	0.6168	12,015,184	11,963,567	5,240	7,379
Series B	1.4642	10,789,890	10,682,797	15,545	15,642
Series C	2.8394	13,295,062	13,030,922	36,917	37,000
Series C-1	3.7244	7,273,640	7,273,640	27,003	27,090
Series D	8.2482	17,173,437	16,973,394	136,618	140,000
Series D-1	10.6703	4,518,724	4,518,724	48,146	48,216
Series D-2	7.2738	12,373,174	12,373,174	89,638	90,000
Series E	9.9578	12,552,973	12,552,973	124,868	125,000

Total		98,234,236	97,611,343	$487,918	$495,411

8.	Backstop Funding Agreement and Contingently Redeemable Convertible Common Stock

On March 31, 2022, the Company entered into the Backstop Subscription Agreement with VGAC II and the Backstop Investor pursuant to which, among other things, the Backstop Investor subscribed for and purchased, and the Company issued and sold to the Backstop Investor, on the date of the Subscription Agreement, the Backstop Tranche 1 Shares.

Immediately prior to closing of the Mergers (see Note 1, Description of Business), the Backstop Investor has the right to redeem all or a portion of the Backstop Tranche 1 Shares in cash for the original purchase price, to the extent that aggregate cash in the VGAC II trust account, after deducting any amounts paid to VGAC II shareholders that exercise their redemption rights in connection with the Merger, exceeds $22.5 million.

In addition, pursuant to the Backstop Subscription Agreement, among other things, the Backstop Investor agreed to subscribe for and purchase, on the closing date of the Mergers, certain shares of New Grove class A common stock at a purchase price of $10.00 per share (“Backstop Tranche 2 Shares”) for aggregate gross proceeds in an amount equal to (x) $22.5 million minus (y) the amount of aggregate cash in VGAC II’s trust account, after deducting any amounts paid to VGAC II shareholders that exercise their redemption rights in connection with the Mergers.

The Backstop Subscription Agreement provides that immediately following the closing of the Mergers, New Grove will issue to the Backstop Investor a number of warrants to purchase New Grove class A common stock (each warrant exercisable to purchase one share of New Grove class A common stock for $0.01) (such warrants the “Backstop Warrants”). The number of Backstop Warrants issued shall be determined on a fully diluted basis, as of immediately following the closing of the business combination, based in part of the level of redemptions by VGAC II shareholders. No Backstop Warrants have been issued as of March 31, 2022, as the number of Backstop Warrants to be issued will be determined immediately following the closing of the Mergers.

The Backstop Subscription Agreement also provides that New Grove will issue additional shares of New Grove class A common stock to the Backstop Investor if the volume weighted average price of New Grove class A common stock is less than $10.00 during the 10 trading days commencing on the first trading date after New Grove’s first quarterly earnings call for a fiscal quarter that ends following the closing of the Mergers (“Additional Shares”). No such Additional Shares have been issued as of March 31, 2022.

In the event that the Mergers are terminated pursuant to the Agreement and Plan of Merger without the proposed transactions having been completed (“Event of Termination”), then (a) the Company has agreed to issue to the Backstop Investor certain warrants that are exercisable for shares of the Company’s common stock, (b) the Backstop Tranche 1 Shares will automatically convert, in certain circumstances, into shares of the Company’s preferred stock and (c) the Company will be subject to certain repurchase obligations with respect to the Backstop Tranche 1 Shares.

Grove Collaborative, Inc.

Notes to Condensed Financial Statements (continued)

(Unaudited)

The Company determined that the Backstop Tranche 1 Shares was the only instrument issued at inception because the issuance of any Backstop Tranche 2 Shares is a commitment between VGAC II and the Backstop Investor. In addition, the future issuance of (a) Penny Warrants and (b) Additional Shares are contingent on the closing of the Merger and will be issued by VGAC II or New Grove. The Company determined that the Backstop Subscription Agreement was akin to a debt-like host and identified the following embedded features: (i) redemption feature related to the Backstop Tranche 1 Shares in cash; and (ii) the Event of Termination feature, where both features did not require bifurcation. The redemption feature was concluded to be clearly and closely related to the debt-like host. The occurrence of the Event of Termination feature was considered remote and the value associated with this feature was determined to be de-minimis. Accordingly, the Company recorded the proceeds received of $27.5 million, net of issuance costs, within mezzanine (or temporary) equity on its balance sheet. The Company has classified the Backstop Tranche 1 Shares as mezzanine (or temporary) equity on its balance sheet because as of March 31, 2022, the Backstop Tranche 1 Shares are contingently redeemable upon the occurrence of certain events not solely within the control of the Company that allow for the effective redemption of such shares in cash at the option of the holder. The Backstop Tranche 1 Shares have been recorded at carrying value because a liquidation event was not deemed probable as of March 31, 2022.

9.	Stock-Based Compensation

Equity Incentive Plan

In 2016, the Company adopted the 2016 Equity Incentive Plan (the “Plan”). The Plan provides for the granting of stock-based awards to employees, directors and consultants under terms and provisions established by the Board of Directors. The number of shares authorized for issuance under the Plan was 31,745,219 as of December 31, 2021 and March 31, 2022, respectively, of which 910,660 shares and 1,469,486 shares, respectively, were available for grant.

Stock option activity under the Plan is as follows (in thousands, except share and per share amounts):

	Options Outstanding
	Number of Options	Weighted– Average Exercise Price	Weighted- Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
Balance – December 31, 2021	23,708,957	$3.05	7.99	$125,429
Exercised	(73,920)	$2.35
Forfeited and expired	(1,789,281)	$3.27

Balance – March 31, 2022	21,845,756	$3.03	7.70	$78,980

Options vested and exercisable – March 31, 2022	12,539,154	$2.00	7.03	$57,573

The weighted-average grant date fair value of options granted during the three months ended March 31, 2021 was $4.48 per share. No options were granted during the three months ended March 31, 2022. The total grant date fair value of options that vested during the three months ended March 31, 2021 and 2022 was $2.4 million and $4.4 million, respectively. The aggregate intrinsic value of options exercised during the three months ended March 31, 2021 and 2022 was $1.2 million and $0.4 million, respectively. The aggregate intrinsic value is the difference between the current fair value of the underlying common stock and the exercise price for in-the-money stock options.

Grove Collaborative, Inc.

Notes to Condensed Financial Statements (continued)

(Unaudited)

Early Exercise of Employee Options

The Company allows certain employees to exercise options granted under the Plan prior to vesting in exchange for shares of restricted common stock. The unvested shares, upon termination of employment, are subject to repurchase by the Company at the original purchase price. The proceeds are recorded in other current liabilities in the balance sheets at the time of the early exercise of stock options and reclassified to common stock and additional paid-in capital as the Company’s repurchase right lapses (i.e., as the underlying stock options vest). No shares of common stock were issued due to early exercise of unvested stock options during the three months ended March 31, 2021 and 2022. As of December 31, 2021 and March 31, 2022, the aggregate price of the restricted common stock subject to repurchase was $0.2 million and $32 thousand, respectively. A summary of the restricted common stock is as follows:

	Number of Options	Weighted– Average Exercise Price
Outstanding and unvested as of December 31, 2021	69,513	$2.25
Vested	(55,450)	2.25

Outstanding and unvested as of March 31, 2022	14,063	$2.25

Determination of Fair Value

The fair value of stock option awards granted to employees was estimated at the date of grant using the Black-Scholes option-pricing model, with the following assumptions:

Three Months Ended March 31,
2021
Fair value of common stock	$5.95
Expected term (in years)	5.0 – 6.10
Volatility	73.66% – 75.19%
Risk-free interest rate	0.50% – 0.69%
Dividend yield	—

Stock Option Modifications

During the three months ended March 31, 2022, the Company modified options held by former and existing employees to extend the post termination exercise period of the awards from 60 days to 2 or 10 years after termination. The modification resulted in incremental fair value of $1.1 million which was immediately recognized as stock-based compensation expense.

Market-Based Stock Options

In February 2021, the Company granted 864,910 stock options with market and performance-based vesting criteria with an exercise price of $4.43 per share. 100% of awards vest upon valuation of the Company’s stock at a stated price upon occurrence of specified transactions. Fair value was determined using the probability weighted expected term method (“PWERM”), which involves the estimation of future potential outcomes as well as values and probabilities associated with each potential outcome. Two potential scenarios were used in the PWERM that utilized 1) the value of the Company’s common equity, and 2) a Monte Carlo simulation to specifically value the award. The total grant date fair value of the award was determined to be $5.5 million. As of March 31, 2022, the Company believes that the specified transactions were not deemed probable of occurring and accordingly, no expense was recognized related to this option award.

Grove Collaborative, Inc.

Notes to Condensed Financial Statements (continued)

(Unaudited)

Performance-Based Restricted Stock Units

Performance-based restricted stock units activity under the Plan is as follows (in thousands, except share and per share amounts):

	Number of shares	Weighted– Average Grant Date Fair Value Per Share
Unvested – December 31, 2021	1,511,191	$8.62
Granted	1,802,790	7.19
Forfeited	(572,335)	8.25

Unvested – March 31, 2022	2,741,646	$7.76

RSUs contain vesting conditions based on continuous service and the occurrence of a specified liquidity event, which is considered a performance condition. The performance condition is satisfied upon the consummation of (i) an initial underwritten public offering of the Company’s common stock; (ii) a change in control event, or (iii) a merger, consolidation or similar transaction in which the Company’s common stock outstanding immediately preceding such transaction are converted or exchanged into securities that are publicly-traded on an established exchange (the “Liquidity Event”), provided that the Liquidity Event occurs prior to the fifth anniversary of the grant date and the recipient continues to provide service to the Company on such date. No compensation expense is recognized for the RSUs until the performance condition is achieved; at which time the cumulative compensation expense will be recognized using the accelerated attribution method from the grant date.

Stock-Based Compensation Expense

For the three months ended March 31, 2021 and 2022, the Company recognized a total of $3.5 million and $4.5 million of stock-based compensation expense, respectively. Stock-based compensation expense was predominately recorded in selling, general and administrative expenses in the statements of operations for each period presented. As of March 31, 2022, the total unrecognized compensation expense related to unvested options was $34.9 million, which the Company expects to recognize over an estimated weighted average period of 2.3 years.

10.	Net Loss Per Share Attributable to Common Stockholders

The following potentially dilutive shares were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented, because including them would have been anti-dilutive (on an as-converted basis):

	Three Months Ended March 31,
	2021	2022
Convertible preferred stock	98,029,647	98,029,647
Contingently redeemable convertible common stock	—	2,350,427
Common stock options	22,273,364	21,845,756
Restricted stock units	—	2,741,646
Convertible preferred stock warrants	625,629	625,629
Common stock warrants	561,851	585,321
Shares subject to repurchase	468,764	14,063

Total	121,959,255	126,192,489

Grove Collaborative, Inc.

Notes to Condensed Financial Statements (continued)

(Unaudited)

11.	Subsequent Events

Subsequent events have been evaluated through May 17, 2022 which is the date these condensed financial statements were available to be issued.

In April 2022, the Company’s Board of Directors authorized an increase in the number of shares authorized for issuance under the Plan by 3,500,000 shares.